EXHIBIT (a)(12)

                                                          FOR IMMEDIATE RELEASE

                                             Media Relations:
                                             Roger W. W. Baker
                                             (203) 698-5148

                                             Investor Relations:
                                             Daniel A. Conforti
                                             (203) 698-5132


                      ANTITRUST WAITING PERIOD EXPIRES FOR
                   AMERICAN BRANDS ACQUISITION OF COBRA GOLF

Old Greenwich, CT, January 5, 1996 - American Brands, Inc. (NYSE AMB) today confirmed that the Hart-Scott-Rodino Act waiting period with respect to its cash tender offer for Cobra Golf Incorporated expired at midnight yesterday.

     American Brands announced on December 18, 1995 that it had signed a definitive agreement to acquire Cobra Golf Incorporated (Nasdaq - CBRA) for $36 per share, or approximately $700 million.

     A cash tender offer for all of Cobra's outstanding shares was commenced by an acquisition subsidiary of Ameican Brands on December 22, 1995, and will expire at midnight on January 23, 1996 unless extended, the Company said.

     American Brands is a global consumer products company with leading positions in international tobacco, distilled spirits, hardware and home improvement products, and office products as well as golf products.


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